EXHIBIT 99.1

RYERSON INC. AND SUBSIDIARY COMPANIES

Selected Income and Cash Flow Data - Unaudited

(Dollars in Millions, except Per Ton Data)

	2009		2008	First Six Months Ended
	Second	First	Second	June 30
	Quarter	Quarter	Quarter	2009	2008
NET SALES	$743.1	$804.7	$1,445.7	$1,547.8	$2,816.0

Cost of materials sold	657.5	679.2	1,270.2	1,336.7	2,446.6

Gross profit	85.6	125.5	175.5	211.1	369.4

Warehousing, delivery, selling, general and administrative	118.2	124.1	148.1	242.3	299.1
Gain on the sale of assets	—	(3.3)	—	(3.3)	—
Other postretirement benefits curtailment gain	—	(1.3)	—	(1.3)	—

OPERATING PROFIT (LOSS)	(32.6)	6.0	27.4	(26.6)	70.3

Other income and (expense), net	(4.5)	2.7	0.5	(1.8)	3.1
Interest and other expense on debt	(18.2)	(18.2)	(24.2)	(36.4)	(55.4)

INCOME (LOSS) BEFORE INCOME TAXES	(55.3)	(9.5)	3.7	(64.8)	18.0

Provision (benefit) for income taxes	75.2	(3.2)	1.5	72.0	6.6

NET INCOME (LOSS)	(130.5)	(6.3)	2.2	(136.8)	11.4

Less: Net income (loss) attributable to noncontrolling interest	(0.5)	(2.0)	—	(2.5)	—

NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON INC.	$(130.0)	$(4.3)	$2.2	$(134.3)	$11.4

Supplemental Data :

Tons shipped (000)	478	461	678	939	1,379
Shipping days	64	62	64	126	128

Average selling price/ton	$1,556	$1,745	$2,134	$1,649	$2,041

Gross profit/ton	$179	$272	$259	$225	$268
Operating profit/ton	(68)	13	40	(28)	51

Depreciation and amortization expense	$8.4	$9.3	$8.2	$17.7	$16.5

Cash flow from operating activities	$159.3	$194.8	$(21.5)	$354.1	$(31.1)
Capital expenditures	(5.6)	(7.4)	(6.6)	(13.0)	(12.6)

EBITDA (See Schedule 1 for reconciliation)	$(28.2)	$20.0	$36.1

Schedule 1

RYERSON INC. AND SUBSIDIARY COMPANIES

Reconciliation of Net Income (Loss) Attributable to Ryerson Inc. to EBITDA

(Dollars in millions)

	2009		2008
	Second	First	Second
	Quarter	Quarter	Quarter
Net income (loss) attributable to Ryerson Inc.	$(130.0)	$(4.3)	$2.2
Interest and other expense on debt	18.2	18.2	24.2
Provision (benefit) for income taxes	75.2	(3.2)	1.5
Depreciation and amortization expense	8.4	9.3	8.2

EBITDA	$(28.2)	$20.0	$36.1

EBITDA	$(28.2)	$20.0	$36.1
LIFO expense (income)	(62.0)	(105.1)	87.4

EBITDA, excluding LIFO expense	$(90.2)	$(85.1)	$123.5

Note:	To supplement its condensed consolidated financial statements presented on a GAAP basis, the company has provided earnings before interest, income taxes, depreciation and amortization (EBITDA) and EBITDA, excluding LIFO expense. EBITDA and EBITDA, excluding LIFO expense are non-GAAP financial measures and are not meant to be considered in isolation or as a substitute for net income attributable to Ryerson Inc. prepared in accordance with GAAP. Management believes that EBITDA and EBITDA, excluding LIFO expense are useful financial performance measures which are widely used by the investment community for evaluation purposes and provides the investors, analysts and other interested parties with additional information in analyzing the Company’s operating results.